Exhibit 10.18

Ghost Management Group, LLC
41 Discovery
Irvine, California 92618

October 1, 2023

Duncan Grazier Address

Re:    Retention Bonus Opportunity

Dear Duncan,

Congratulations! Ghost Management Group, LLC (the “Company”) is pleased to offer you the opportunity to receive a cash retention bonus (the “Retention Bonus”) in the gross amount of Two Hundred Thousand Dollars ($200,000) as set forth below in this retention bonus opportunity letter (“Letter”).

To earn the Retention Bonus, you must remain actively employed with the Company through July 1, 2024 (the “Retention Date”). By signing this Letter, you acknowledge and agree that no portion of the Retention Bonus is earned unless and until you have been actively employed with the Company through the Retention Date. The Retention Bonus, however, will be provided to you subject to any applicable withholdings on the first regular payroll date after October 1, 2023, subject to repayment by you if your employment terminates before the Retention Date for any of the disqualifying reasons described below. Please know that by signing this Letter, you acknowledge and agree that your receipt of the Retention Bonus is a bonus that is subject to repayment pursuant to the terms and conditions described in this Letter.

In the event your employment is terminated by the Company without “Cause” (as such term is defined in this Letter), prior to the Retention Date, then you will be entitled to retain the Retention Bonus payment in full. However, if you voluntarily terminate your employment with the Company or alternatively your employment is terminated by the Company for Cause before the Retention Date then you will not have earned the Retention Bonus and you will be required to repay to the Company a prorated amount of the Retention Bonus based on the ratio of (x) nine minus the number of full months of your employment with the Company, commencing as of October 1, 2023, to (y) nine months. By signing this Letter, you agree that in the event you are required to repay the Retention Bonus to the Company, you hereby authorize the Company to deduct from your final paycheck up to the full amount of the Retention Bonus owed, unless you are a non-exempt employee and the total amount to be deducted results in your final paycheck being less than the minimum wage for that pay period. In addition, if any amount of the Retention Bonus which you are required to repay to the Company remains unpaid by you after deduction, if any, is made from your final paycheck, or if the Company is unable to or chooses not to deduct all or part of the Retention Bonus from your final paycheck, you hereby agree to repay to the Company the remaining balance owed within ten (10) calendar days after the termination of your employment. You further agree that if you fail to repay the owed amount of the Retention Bonus within ten (10) calendar days after the termination of your employment, and if the Company resorts to litigation to obtain such repayment, you shall be liable to the Company for all of its litigation costs and expenses, including attorneys’ fees and interest at the applicable legal rate.

The Retention Bonus payment will be subject to any applicable withholdings. If you are a non-exempt employee subject to state and federal overtime laws, and you have earned the Retention Bonus, you will be paid any overtime owed on the Retention Bonus by the end of the next full pay period after the Retention Date.

Exhibit 10.18

Duncan Grazier October 1, 2023

For purposes of this Letter only, the term “Cause,” as it concerns you, shall be defined as follows: (a) refusal or failure to competently perform your assigned duties and responsibilities; (b) misconduct including, but not limited to, any violation of any of the Company’s policies or procedures; (c) conviction of or plea of nolo contendere to a felony or any crime involving moral turpitude; (d) failure to comply with any of the Company’s lawful directives; (e) violation of any law, rule or regulation; (f) taking of any improper action or failure to take proper action that has had or could reasonably be expected to have a material adverse effect on the Company; (g) dishonesty, bad faith, gross negligence, or willful or reckless disregard of your job duties; and/or (h) engagement in a competitive business practice or business that is otherwise materially adverse to the Company.

Nothing in this Letter changes or alters your status with the Company, which continues to be “at-will” employment. Accordingly, the Company or you may terminate your employment with the Company at any time and for any reason, with or without cause or notice.

This Letter supersedes any agreement concerning the subject matter set forth herein and may be amended only by a written agreement signed by you and a duly authorized officer of the Company. This Letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California. You may not sell or assign your right to receive the Retention Bonus or pledge it as security for a loan or otherwise, and your creditors cannot garnish, attach, or levy on it prior to its payment. Any successor to the Company will assume the obligations under this Letter and agree expressly to perform the obligations under this Letter in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. If any provision of this Letter becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Letter will continue in full force and effect without such provision.

To accept this Letter, please date and sign this Letter below where indicated. By signing below, you acknowledge and agree that this Letter is a legally enforceable contract between you and the Company. If you do not accept this Letter by October 4, 2023, this Letter will not become effective.

Regards,

Brian Camire General Counsel
By signing this Letter, I acknowledge that I have read this Letter carefully and understand its terms, and that I enter into this Letter knowingly and voluntarily; and I agree to and accept all of the terms set forth in this Letter.

Agreed and Accepted:
Dated: Oct-02 , 2023 Duncan Grazier
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